Exhibit 10.1

Execution Version

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”), is made as of February 27, 2024 and effective as of April 1, 2024 (the “Effective Date”), by and between Brian Lenz, an individual residing at the address in the State of New Jersey on file with the Company (“Consultant”) and ADMA Biologics, Inc., a Delaware corporation (“ADMA Biologics”), on behalf of itself and each of its subsidiaries, affiliates, divisions, predecessors, successors and assigns (hereinafter referred to collectively as the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Employment Agreement, dated as of January 29, 2019, by and between ADMA Biologics and Consultant (the “Original Employment Agreement”), as amended by that certain Amendment to Employment Agreement, dated as of September 29, 2021, by and between ADMA Biologics and Consultant (the “Employment Agreement Amendment” and the Original Employment Agreement, as amended by the Employment Agreement Amendment, the “Employment Agreement”), Consultant previously served as the Executive Vice President and Chief Financial Officer of ADMA Biologics, and as a director and an officer of ADMA Biologics’ subsidiaries, including General Manager of ADMA BioCenters Georgia Inc., and was an integral part of the Company’s business and operations;

WHEREAS, in connection with his services to the Company, Consultant received equity awards (including stock option awards and restricted stock unit awards) (“Equity Awards”) from time to time under the Amended and Restated ADMA Biologics, Inc. 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”) and the ADMA Biologics, Inc. 2022 Equity Compensation Plan (the “2022 Plan”, and together with the 2014 Plan, the “Equity Plans”) and Schedule A hereto reflects, as of the date hereof, Consultant’s unvested and outstanding Equity Awards (the “Subject Awards”);

WHEREAS, the parties wish to transition Consultant from his role as a full-time employee of the Company to a non-employee consultant, pursuant to which Consultant will provide certain consulting and advisory transition services in support of the Company as set forth in Paragraph 1 below (the “Services”) in exchange for the Consulting Fees described in Paragraph 3 hereof;

WHEREAS, the Compensation Committee of ADMA Biologics’ Board of Directors, which has the authority to establish and amend eligibility, participation, and vesting conditions under the Plans and the award agreements governing the Subject Awards and the Vested Options (as defined below), has recommended, and the Board of Directors of ADMA Biologics has authorized and approved, that ADMA Biologics provide for additional vesting of the Subject Awards and an extension of the option exercise period for the Vested Options on the terms and conditions set forth in this Agreement; and

WHEREAS, Consultant has agreed to provide the Services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, Consultant and the Company agree as follows:

1.         Services.  During the Term (as defined in Paragraph 9 below), Consultant shall provide consulting and advisory transition services to the Company as reasonably requested by the President and Chief Executive Officer (“President and CEO”) of ADMA Biologics (the “Services”).  It is expected and agreed that such Services provided to the Company will be customary in nature to those typically provided by a public company Chief Financial Officer. For avoidance of doubt, Consultant shall not sign public filings on behalf of the Company. Consultant shall be expected to perform the Services for up to 20 hours each month during the Term.  The Services shall be performed during normal business hours and the Company agrees to establish a reasonable schedule with Consultant for the Services.    Consultant shall be provided access to the Company’s Ramsey, New Jersey office during the Term (solely as needed to perform the Services), and reasonable administrative support to perform the Services. Consultant agrees to use his reasonable best efforts in connection with performing the Services under this Agreement. The parties agree that the Services shall be non-exclusive, that Consultant will have other business obligations and that any requested Services will be performed at a time and place that does not interfere with Consultant’s obligations to any other employer or third party; provided, however, that in the event that the Company becomes subject to a third party investigation or inquiry (i.e., from the IRS, SEC, FINRA, FDA, NASDAQ, or DOJ), then Consultant shall use commercially reasonable efforts to make assisting the Company in such investigation or inquiry a priority. Consultant acknowledges and agrees that Consultant does not have the authority to bind the Company with respect to any matters, including the execution of agreements, without the express written consent of the President and CEO.

2.           Public Disclosure: The Company shall provide Consultant with an opportunity to review and comment on any proposed public disclosure to be made by the Company relating to or in connection with Consultant’s transition from a full-time employee into a non-employee consulting role in accordance with the terms of this Agreement. The Company and Consultant shall work in good faith to address Consultant’s comments, if any, to reach final public disclosure that is mutually acceptable to the Company and Consultant.

3.           Consulting Fees.  In exchange for the Services and agreeing to the other terms and conditions of this Agreement, including Paragraphs 10 and 11, Consultant shall be entitled to receive the following (the “Consulting Fees”):

(a)          Cash Compensation: From April 1, 2024 through December 31, 2024 (the “Cash Compensation Period”), Consultant shall be paid a monthly gross amount of $52,777.77 by the Company (payable on a monthly basis on or before the last business day of each calendar month) (the “Cash Compensation”). If Consultant is requested to work more than twenty (20) hours per month, which must be approved in advance by the President and CEO (and subject to the agreement of Consultant), Consultant shall submit an invoice reflecting an hourly rate of $400.00.  Pursuant to Paragraph 4(b) below, these payments will be reported as “miscellaneous” income on a Form 1099 to be issued to Consultant. In the event Consultant dies during the Term, the Company shall provide Consultant’s estate with the full remaining balance of the Cash Compensation that Consultant would have otherwise received if he had not become deceased.

(b)          Continued Vesting: Notwithstanding any other provisions in the award agreements or employment agreements governing the Subject Awards to the contrary, Consultant remains eligible to participate in the Plans with respect to the continued vesting of the Subject Awards through the end of the Term.  If this Agreement is terminated by the Company for Cause (as defined below) or by Consultant for any reason, in each case pursuant to Paragraph 9, the unvested portion of the Subject Awards will become immediately forfeited.  Notwithstanding anything to the contrary contained herein or in the award agreements, in the event of a Change of Control (as defined in the Employment Agreement) during the Term, the Shares underlying the Subject Awards which would vest during the Term shall vest (and, as to options, also become exercisable) immediately prior to the consummation of such Change of Control.  The award agreements governing the Subject Awards are hereby amended to reflect the changes set forth in this Paragraph 3(b).  For avoidance of doubt, in the event the Company’s Board of Directors approves a stock option exchange program or other repricing mechanism during the Term, then Consultant’s vested stock options shall be, subject to the terms and conditions of the Company’s equity incentive plan, able to participate in any such program or repricing that occurs during the Term.  The Subject Awards are otherwise subject to the terms and conditions of any plan document and/or grant agreement.

(c)       COBRA: If Consultant timely elects continued health (i.e., medical, dental and vision) coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company agrees to pay directly on Consultant’s behalf the full cost of COBRA coverage for Consultant and his covered family members through the Term, provided Consultant remains eligible for COBRA benefits and does not qualify for health coverage under another employer during this period. Accordingly, Consultant agrees to notify the Company as soon as possible after Consultant becomes eligible for health insurance coverage under another employer or ceases to be eligible for COBRA benefits. Notwithstanding the foregoing, if the payments made by the Company under this Paragraph 3(c) would violate the nondiscrimination rules or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance, the parties agree to reform this Paragraph 3(c) as necessary to ensure compliance. Payment(s) under this Paragraph 3(c) will be made directly by the Company on Consultant’s behalf each month of the Term in the ordinary course.

(d)          Vested Option Exercise Extension. Consultant shall have until March 31, 2026 to exercise Consultant’s outstanding stock options that are vested as of the Effective Date and listed on Schedule B hereto, together with Consultant’s outstanding stock options which vest on or prior to the expiration of the Term, (together, the “Vested Options”). The award agreements governing the Vested Options are hereby amended to reflect the changes set forth in this Paragraph 3(d).

(e)        Reimbursement of Legal Fees. The Company will pay Consultant’s documented legal fees and costs reasonably incurred in negotiating this Agreement, payable within thirty (30) days of the Company’s receipt of a final invoice by a check or wire made payable to Lowenstein Sandler LLP. This payment will be reported as “miscellaneous” income on Forms 1099 to be issued to Consultant and Lowenstein Sandler LLP. Consultant’s counsel will provide the Company with fully executed Form W-9s for Lowenstein Sandler LLP and Consultant.

(f)          Accrued Expenses.  Within ten (10) business days following March 31, 2024, the Company shall pay to Consultant his accrued but unpaid base salary through March 31, 2024 and shall reimburse Consultant for any unreimbursed business expenses accrued on or prior to March 31, 2024. Company acknowledges that Consultant shall receive his full bonus for the 2023 calendar year prior to March 31, 2024.

(g)          Outplacement Services.  Company agrees to reimburse Consultant up to $5,000.00 in connection with executive outplacement services.

4.            No Benefits; Taxes.

(a)         Consultant is not an employee of the Company and will not be entitled to participate in, or receive any, benefit or right as an employee of the Company or under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of his entering into this Agreement.

(b)          Consultant shall be responsible for all estimated, withholding, social security, disability, unemployment, self-employment and other taxes, imposed on Consultant by the federal government or any other domestic or non-domestic, federal, state, or local tax authority.

(c)           It is anticipated that Consultant will not be expected to travel in the performance of the Services; provided, however, in the unlikely event the parties mutually agree that business travel to Ramsey, New Jersey or Boca Raton, Florida is required, then the Company shall reimburse Consultant for his reasonable and documented travel expenses associated with rendering the Services and traveling to meetings.  Consultant is not authorized to incur any expenses on behalf of the Company without prior written consent of the President and CEO of the Company, and all statements submitted by Consultant for services and expenses shall be in the form reasonably prescribed by the Company and shall be accompanied by receipts for all expenses.

5.           Release of Claims.  Consultant agrees that this shall be deemed a negotiated agreement and that the foregoing consideration represents settlement in full of all outstanding obligations owed to Consultant by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Released Parties”).  Consultant, on Consultant’s own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company Released Parties from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess against any of the Company Released Parties arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation (all, collectively, the “Claims”):

(a)
his employment by the Company and the cessation of such employment; any claims for unpaid wages, back pay, bonuses, incentive pay, vacation pay, legal fees, severance or other compensation; any claims arising under any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied; any tort, including without limitation intentional infliction of emotional distress, defamation, fraud and breach of duty; any legal restrictions on the Company’s right to terminate employees;

(b)
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Consultant Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the Diane B. Allen Equal Pay Act, the New Jersey Earned Sick Leave Law, the New Jersey Civil Rights Law, the New Jersey Security and Financial Empowerment Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Wage and Hour Laws, the New Jersey WARN Laws, and the retaliation provisions of New Jersey Workers’ Compensation Law, the Florida Civil Rights Act, the Florida AIDS Act, the Florida Wage Discrimination Law, the Florida Discrimination against Education Employees Law, the Florida Discrimination against Military Personnel Law, the retaliation provision of Florida’s Workers’ Compensation Act (Fla. Stat. § 440.205), the Florida Fair Housing Act, the Florida Private Sector Whistleblower’s Act, the Florida Minimum Wage and Wage Payment Laws, Fla. Const. art. X § 24, and the retaliation provision of the Florida False Claims Act (Fla. Stat. § 68.088), and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.  This release shall also include any claims related to any action or inaction associated directly or indirectly with the COVID-19 pandemic to the maximum extent permitted by law;

(c)	any and all claims for violation of the federal or any state constitution; and

(d)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Consultant agrees that the release set forth herein shall be and remain in effect in all respects as a complete general release as to the matters released.  Although this is a general release, it does not apply to:  (i) any unemployment insurance claim; (ii) any workers’ compensation insurance benefits to the extent any applicable state law prohibits the direct release of such benefits without judicial or agency approval, with the understanding that such benefits, if any, would only be payable  in accordance with the terms of any workers’ compensation  coverage or fund of the Company; (iii) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (iv) any benefit entitlements vested as of Consultant’s last day of employment, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; (v) Consultant’s rights with respect to the Equity Awards, including without limitation the Subject Awards; (vi) Consultant’s rights under this Agreement (including without limitation any rights to indemnification under this Agreement or any other agreement with or governing document of the Company); (vii) any claims that cannot be waived as a matter of law; or (viii) claims that arise after Consultant signs this Agreement.  Consultant represents that Consultant has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.          Company Release of Consultant. Company hereby and forever releases Consultant from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claims (as defined above) relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company may possess against Consultant arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement; provided, however, this release shall not extend to any claim by the Company against Consultant for fraud, theft, or criminal acts.

7.         Acknowledgment of Waiver of Claims under ADEA.  Consultant understands and acknowledges that Consultant is waiving and releasing any rights Consultant may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Consultant understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Consultant understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Consultant was already entitled.  Consultant further understands and acknowledges that Consultant has been advised by this writing that: (a) Consultant should consult with an attorney prior to executing this Agreement; (b) Consultant has twenty-one (21) days within which to consider this Agreement; (c) Consultant has seven (7) days following Consultant’s execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired (the “Effective Date”).  In the event Consultant signs this Agreement and returns it to the Company in less than the 21-day period identified above, Consultant hereby acknowledges that Consultant has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Consultant further agrees that any changes to this Agreement, if any, does not restart the 21-day review period.

8.           Permitted Disclosures and Actions.  This Agreement does not prohibit or restrict Consultant, the Company, or the other Company Released Parties from: (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful, including, but not limited to,  harassment, retaliation or discrimination or factual information related to any claims for sexual assault (if applicable); (ii) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (iii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iv) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation.

9.         Term and Termination.  This Agreement shall commence on the Effective Date and shall automatically terminate on (and through) March 31, 2025 (the “Term”).  This Agreement may be terminable by Consultant for any reason or no reason upon sixty (60) days’ advance written notice, and by the Company for Cause immediately upon providing written notice to Consultant detailing the reason for Cause.  The effective date of the termination set forth in the written notice will be the “Termination Date.”  For purposes of this Agreement, “Cause” means (i) habitual insobriety or substance abuse on work premises or while performing the Services, (ii) engaging in fraud, embezzlement, theft, commission of a felony, or dishonesty, (iii) willful misconduct by Consultant in the performance of the Services, or the willful failure of Consultant to perform a material function of the Services hereunder other than as a result of illness or incapacity, or (iv) a breach of any of the restrictive covenants applicable to Consultant as set forth in Paragraph 10 hereof, in each case subject to written notice from the Company of the alleged Cause and a period of thirty (30) days in which to cure the alleged Cause.

10.        Covenants.  Consultant acknowledges that a condition to his receipt of the benefits set forth in Paragraph 3 is his continued compliance with the restrictive covenants set forth in this Paragraph 10.

(a)         During the Term, and thereafter, (i) Consultant agrees not to defame, disparage or criticize the Company, any of its current or future directors, officers, or senior managers, its business plan, operations, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stockholders in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity not affiliated with the Company, without limitation in time, and (ii) Company agrees not to defame, disparage or criticize Consultant in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time. Notwithstanding the foregoing sentence, the Company and Consultant may confer in confidence with its/his advisors and make truthful statements as required by law. The Company shall request that each executive of the Company who enters into an employment agreement be similarly bound. Notwithstanding the foregoing, this Paragraph 10(a) shall not apply to truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings or normal competitive statements.

(b)       Consultant agrees not to disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information to any person, natural or legal who is not affiliated with the Company (i.e., employees, stockholders and directors), otherwise bound by an agreement with the Company or obligation of confidentiality for the benefit of the Company or in need of such information in connection with services to be provided for the benefit of the Company. The term "Confidential Information" means all information in any form relating to the past, present or future business affairs, including without limitation, research, development or business plans, operations or systems, of the Company or a person not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which is disclosed by the Company to Consultant or which is produced or developed while Consultant is an owner of, employee or consultant of the Company (including, for the avoidance of doubt, the period during with Consultant served as a full-time employee of the Company prior to the date of this Agreement). The term "Confidential Information" shall not include any information of the Company which (i) becomes publicly known through no wrongful act of Consultant, (ii) is received from a person not a party to this Agreement who is free to disclose it to Consultant, or (iii) is lawfully permitted or required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided however, that before making such disclosure Consultant shall give the Company, to the extent reasonably possible, an adequate opportunity to interpose an objection or take action to assure confidential handling of such information. Notwithstanding the foregoing, Consultant may disclose Confidential Information without violating this to the extent reasonably necessary in any dispute proceeding involving Consultant's right to enforce the terms of this Agreement. Consultant (i) may make and retain electronic copies of his contact list and calendar without violating this Paragraph 10(b) and (ii) may retain any documentation relevant to and reasonably necessary to file his income tax returns, in each case. This Agreement also is not intended to, and shall not in any way prohibit, limit or otherwise interfere with the Consultant’s protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.

(c)        Consultant absolutely and unconditionally covenants and agrees that for the period commencing on the Effective Date of this Agreement, and continuing until nine (9) months after the conclusion of the Term (the "Restrictive Period"), Consultant will not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant or advisor, or as an individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity (whether or not engaged in business for profit), engage or participate in a Competing Business. Nothing herein contained shall, however, prohibit Consultant's acquisition or ownership of (i) stock or securities listed on a national or regional securities exchange or the Nasdaq Stock Market, so long as such investments, in the aggregate, in any particular business enterprise constitute less than five percent (5%) of the total issued and outstanding stock and securities of such enterprise or (ii) passive investment in units or other interests in private equity or hedge funds to similar investment vehicles. The term "Competing Business" means (i) the manufacture and sale of IGIV and hyperimmune IG, (ii) plasma collection, (iii) the manufacture of plasma products competitive with products manufactured by or under development by the Company, (iv) the manufacture of vaccines to stimulate hyperimmune donors, and (v) any other specific business being conducted by the Company as of March 31, 2024.

(d)          Consultant absolutely and unconditionally covenants and agrees that during the Restrictive Period, Consultant will not, either directly or indirectly, for any reason, whether for Consultant's own account or for the account of any other person, natural or legal, without the prior written consent of the Company: (i) solicit, employ, deal with or otherwise interfere with any contract or relationship of the Company with any employee, officer, director or any independent contractor of the Company, while such person or entity is employed by or associated with the Company or in the case of former employees within one year of the termination of such person's employment with the Company during the Restrictive Period, unless such person was terminated without cause by the Company, (ii) solicit, accept, deal with or otherwise interfere with any contract or relationship of the Company with any independent contractor, customer, client or supplier of the Company or with any person, natural or legal the effect of which would have an adverse effect on the Company, or (iii) solicit or otherwise interfere with any existing or proposed contract between the Company and any other person, natural or legal. Without limitation to the foregoing, Consultant may continue to work with any independent contractor, customer, client or supplier of the Company while honoring any commitments or obligations that it may have with the Company or with whom the Consultant had a preexisting relationship prior to the Consultant’s employment with the Company or provision of consulting services to the Company.

(e)          Consultant hereby assigns to the Company all of his right, title and interest in and to, and shall disclose promptly to the Company, any and all work product, developments, processes, inventions, ideas and discoveries, and works of authorship developed, discovered, improved, authored, derived, invented or acquired by Consultant during the Term (collectively, "Work Product"), whether or not during business hours, that are either related to the scope of Consultant’s provision of services to the Company or make use, in any manner, to the dedicated resources of the Company, and agrees that such Work Product shall be and shall remain the exclusive property of the Company. The parties hereto understand that the term Work Product includes, but is not limited to, all work product developed, discovered, improved, authored, derived, invented or acquired by Consultant that: (i) incorporates or reflects any Confidential information, (ii) relates to the business of the Company or the Company's actual or anticipated research and development with respect to Confidential Information, or (iii) results from any work performed by Consultant for the Company. Work Product shall not include anything relating to a potential transaction or matter which involves the business of the Company as then conducted (or is related thereto, or a business the Company is then contemplating entering) and may be an investment or business opportunity or of prospective economic or competitive advantage to the Company, with respect to which the Board of Directors of ADMA Biologics has made a determination not to pursue.

11.         Delivery of Records.  Upon the Termination Date, Consultant shall deliver to the Company, retaining no copies, all Confidential Information, property, keys, ID badge, documents (hard copy or electronic), forms (hard copy or electronic), correspondence (hard copy or electronic), computer programs (hard copy or electronic), memos (hard copy or electronic), disks, DVDs, etc. of the Company. Notwithstanding the foregoing, at the conclusion of the Term, the Consultant shall be permitted to retain his laptop, desktop computer, printer and phone, in each case, after the Company has removed all data from such devices.

12.       Breach.  Consultant acknowledges and agrees that any material breach of this Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Consultant under this Agreement.

13.      Indemnification.  Company shall abide by any preexisting obligations to indemnify the Consultant pursuant to the Employment Agreement, the Indemnification Agreement between Consultant and ADMA Biologics dated September 27, 2017, the Second Amended and Restated Certificate of Incorporation of ADMA Biologics, as amended, and the Amended and Restated Bylaws of ADMA Biologics.

14.        Survival.  Notwithstanding anything to the contrary in this Agreement and except with respect to the Consultant’s obligations under Paragraphs 10(c) and 10(d), (which shall survive for the periods set forth in such Paragraphs), the parties agree that Consultant’s and the Company’s respective obligations under Paragraphs 10 through 22 of this Agreement shall continue despite the expiration of the Term of this Agreement or its termination.

15.        No Agency Relationship.  This Agreement does not, and shall not be deemed to, make either party hereto the agent or legal representative of the other, or make Consultant the agent or legal representative of the Company, for any purpose whatsoever.  Neither party shall have the right or authority to assume or create any obligations or responsibility whatsoever, express or implied, on behalf of or in the name of the other, or to bind the other in any respect whatsoever.  Consultant shall not have the right to assume or create any obligations or responsibility whatsoever, express or implied, on behalf of or in the name of the Company, or to bind the Company in any respect whatsoever, except upon the express written consent of the President and CEO.

16.        Independent Contractor.  In making and performing this Agreement, Consultant shall act at all times as an independent contractor and nothing contained in this Agreement shall be construed or implied to create between Consultant and the Company an agency, Company, or employee-employer relationship, or to create between Consultant and the Company any other form of legal association or arrangement which imposes liability upon one party for the act or failure to act of the other party.

17.         Assignment.  This Agreement shall be binding upon the parties hereto, the heirs, and legal representatives of Consultant and the successors and assigns of the Company.  Consultant may not assign or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of the Company.

18.         Notices.

(a)          All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company:

ADMA Biologics, Inc.
465 State Route 17
Ramsey, New Jersey 07446
Attention: President and Chief Executive Officer

With a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Attention: David C. Schwartz

(b)           Notices to Consultant shall be sent to the most recent address on file with the Company.

19.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, including but not limited to the Employment Agreement, and may only be changed by agreement in writing between the parties.

20.        Construction.  This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without application of the principles of conflicts of laws. Consultant consents to personal and exclusive jurisdiction and venue in the State of Florida.

21.         Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and electronic signatures shall be considered original signatures.

22.         Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

ADMA Biologics, Inc.

By:	/s/ Adam S. Grossman
Name: Adam S. Grossman
Title: President and Chief Executive Officer

Brian Lenz

/s/ Brian Lenz

Schedule A
Subject Awards

Schedule B
Vested Options